Exhibit 99.1

Apergy Reports Second Quarter 2019 Results

•	Revenue of $306 million in Q2-19, up 1% sequentially

•	Net income of $24 million and adjusted net income of $27 million in Q2-19

•	Diluted EPS of $0.31 and adjusted diluted EPS of $0.35 in Q2-19

•	Adjusted EBITDA of $75 million in Q2-19, up 3% sequentially with adjusted EBITDA margins improving 40 basis points

•	Repaid $25 million of term loan debt in Q2-19, bringing total repaid to $95 million since May 2018

THE WOODLANDS, TX, July 24, 2019 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported net income of $23.8 million in the second quarter of 2019, compared to net income of $22.2 million in the second quarter of 2018. Adjusted net income was $26.8 million in the second quarter of 2019, compared to adjusted net income of $29.4 million in the second quarter of 2018. Results from the second quarter of 2018 do not include all of the expenses that would have been incurred had Apergy been a stand-alone public company during the period, including interest expense and additional corporate costs.

Diluted earnings per share was $0.31 in the second quarter of 2019. Adjusted diluted earnings per share, excluding restructuring and spin-off activities, was $0.35 in the second quarter of 2019.

Revenue was $306.1 million in the second quarter of 2019, an increase of $0.2 million compared to $305.9 million in the second quarter of 2018, and an increase of $4.4 million, or 1%, compared to $301.7 million in the first quarter of 2019.

Adjusted EBITDA was $74.6 million in the second quarter of 2019, a decrease of $2.0 million, or 3%, compared to $76.5 million in the second quarter of 2018, and an increase of $2.1 million, or 3%, compared to $72.5 million in the first quarter of 2019. Adjusted EBITDA margin was 24.4% in the second quarter of 2019. Compared to the second quarter of 2018, the second quarter of 2019 includes an additional $2.1 million of corporate costs associated with Apergy becoming a stand-alone public company.

Cash from operating activities was $39.4 million in the second quarter of 2019, compared to $51.1 million in the second quarter of 2018, and $19.9 million in the first quarter of 2019. In the second quarter of 2019, Apergy paid an additional $12.3 million in cash interest expense compared to the second quarter of 2018. The free cash flow conversion ratio was 35% in the second quarter of 2019, compared to 46% in the second quarter of 2018, and 14% in the first quarter of 2019. In the second quarter of 2019, Apergy used available cash to repay $25 million of term loan debt. Since the completion of the spin-off on May 9, 2018, Apergy has repaid $95 million of term loan debt.

	Three Months Ended				Variance
(dollars in thousands, except per share amounts)	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018		Sequential	Year-over-year
Revenue	$306,054	$301,691	$305,850		1%	—%

Net income attributable to Apergy	$23,779	$22,287	$22,154	*	7%	7%
Diluted earnings per share attributable to Apergy	$0.31	$0.29	$0.28	*	7%	11%

Adjusted net income attributable to Apergy	$26,800	$24,896	$29,363	*	8%	(9)%
Adjusted diluted earnings per share attributable to Apergy	$0.35	$0.32	$0.38	*	9%	(8)%

Adjusted EBITDA	$74,553	$72,458	$76,510		3%	(3)%
Adjusted EBITDA margin	24.4%	24.0%	25.0%		40 bps	(60) bps

Net cash provided by operating activities	$39,391	$19,910	$51,148		$19,481	$(11,757)
Capital expenditures	$12,970	$9,718	$16,087		$3,252	$(3,117)
* Results from the three months ended June 30, 2018 do not include all of the expenses that would have been incurred had Apergy been a stand-alone public company during the period.

“We continued our strong execution in the second quarter against a volatile commodity market,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “We delivered sequential growth in revenue and adjusted EBITDA, which was driven by growth in our artificial lift and digital products, partially offset by the expected seasonal decline in Drilling Technologies. Our continued focus on productivity and cost discipline resulted in 40 basis points of sequential adjusted EBITDA margin improvement.

“Sequentially, Production & Automation Technologies second quarter revenue increased 5%, and Drilling Technologies revenue decreased 9%. The sequential decline in Drilling Technologies was due to the seasonally lower Canadian rig count and a decline in U.S. drilling activity through the second quarter.

“During the second quarter we generated healthy free cash flow of $26 million. Consistent with our capital allocation priorities we repaid $25 million of term loan debt in the second quarter of 2019. Our focus on cash flow generation and disciplined capital management has enabled us to repay $95 million of debt since our spin-off.

“As we look into the second half, we expect our customers to exercise capital discipline and focus on free cash flow generation. While North American market activity is expected to be slightly down in the third quarter, we expect modest sequential revenue growth for Apergy, driven by our growth initiatives in artificial lift and digital products. We expect a slight sequential revenue decline in our Drilling Technologies segment due to lower drilling activity in North America. With respect to free cash flow, we generated 23% more free cash flow in first half of 2019 compared to the same time period in 2018. We expect this momentum to continue and result in a full year 2019 free cash flow conversion ratio of 40% to 45%. At Apergy, we continue to remain focused on the factors under our control and delivering solid performance relative to the market.”

	Three Months Ended			Variance
(dollars in thousands)	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$235,703	$224,156	$240,608	5%	(2)%
Operating profit	$20,919	$16,163	$23,225	29%	(10)%
Operating profit margin	8.9%	7.2%	9.7%	170 bps	(80) bps
Adjusted segment EBITDA	$51,743	$46,098	$54,198	12%	(5)%
Adjusted segment EBITDA margin	22.0%	20.6%	22.5%	140 bps	(50) bps

Drilling Technologies
Revenue	$70,351	$77,535	$65,242	(9)%	8%
Operating profit	$24,251	$26,806	$21,340	(10)%	14%
Operating profit margin	34.5%	34.6%	32.7%	(10) bps	180 bps
Adjusted segment EBITDA	$26,577	$29,315	$24,135	(9)%	10%
Adjusted segment EBITDA margin	37.8%	37.8%	37.0%	0 bps	80 bps

Production & Automation Technologies

In the second quarter of 2019, Production & Automation Technologies revenue increased $11.5 million, or 5%, sequentially, driven by growth in North American artificial lift activity, including strong growth in the Permian basin. Segment operating profit increased $4.8 million, or 29%, and adjusted segment EBITDA increased $5.6 million, or 12%, sequentially, due to the higher volume and productivity initiatives.

On a year-over-year basis, Production & Automation Technologies revenue decreased $4.9 million, or 2%, primarily driven by declines outside of the Permian basin and foreign exchange headwinds. Revenue grew 5% in the Permian basin, driven by our ESP product line. Segment operating profit decreased $2.3 million, or 10%, and adjusted segment EBITDA decreased $2.5 million, or 5%, year-over-year due to the lower revenue and higher input costs, including tariffs.

Revenue from digital products was $34.3 million in the second quarter of 2019, an increase of $3.0 million, or 10%, compared to the first quarter of 2019, and an increase of $3.8 million, or 12%, compared to $30.5 million in the second quarter of 2018.

Drilling Technologies

In the second quarter of 2019, Drilling Technologies revenue decreased by $7.2 million, or 9%, sequentially, driven by the seasonal decline in the Canadian rig count and lower U.S. drilling activity. Segment operating profit decreased $2.6 million and adjusted segment EBITDA decreased by $2.7 million, or 9%, due to the lower revenue. Cost reduction actions and the benefit of productivity initiatives resulted in a 38% decremental to segment adjusted EBITDA.

On a year-over-year basis, Drilling Technologies revenue increased $5.1 million, or 8%, outperforming the flat year-over-year worldwide average rig count. The outperformance was driven by polycrystalline diamond cutter share gains and continued diamond bearings growth. Year-over-year, segment operating profit increased $2.9 million, or 14%, and adjusted segment EBITDA increased by $2.4 million, or 10%, as a result of the increased volume and productivity initiatives.

Q3-19 Guidance

Apergy is providing guidance for Q3-19 as follows:

Three Months Ended September 30, 2019
Consolidated revenue	$305 to $315 million
Adjusted EBITDA	$72 to $77 million
Depreciation & amortization expense	~$30 million
Interest expense	~$10 million
Effective tax rate	23% to 25%

For full year 2019, we expect our capital expenditures to be:

•	Infrastructure related capital expenditures equal to 2.5% of revenue; plus

•	Capital expenditure portion for leased ESP investment between $15 and $20 million

For full year 2019, we expect investment in leased assets in the net cash from operating activities section of our consolidated statement of cash flows to be between $45 and $50 million.

Other Business Updates

•	U.S. rod lift revenue grew high single digit percent for the twelve months ended June 30, 2019.

•
Completed the qualification process and received our first order for ESP installations in the U.S. with one of the major International Oil Companies (IOCs). We expect to generate our first ESP revenue from this order in the second half of 2019.

•	Approximately 60 customer representatives attended Windrock’s Annual User Conference in New Orleans, Louisiana for product education and knowledge sharing.

•
SpotlightTM for High Speed Engines was featured in the April issue of Oil & Gas Engineering, available at https://www.oilandgaseng.com/articles/high-speed-engine-monitoring-iiot/enhanced/, and the May issue of Gas Compression magazine, available at https://www.digitalgcm.com/i/1109824-may-2019/31?m4=.

•	Twenty-two patents were issued to Drilling Technologies in the second quarter of 2019.

•	US Synthetic received the Peak Performer Award from the Junior Achievement of Utah charitable organization for providing an exceptional level of volunteer support.

•
Consistent with our capital allocation policy, we have completed the divestiture our pressure vessel fabrication business, as it was not core to our portfolio. The business represented about 2% of Production & Automation Technologies revenue.

Conference Call Details

Apergy Corporation will host a conference call on Thursday, July 25, 2019, to discuss its second quarter 2019 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 6817 965.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 6817 965#.

###

Basis of Presentation

For periods prior to May 9, 2018 (the “Separation”), our results of operations, financial position and cash flows are derived from the consolidated financial statements and accounting records of Dover Corporation (“Dover”) and reflect the combined historical results of operations, financial position and cash flows of certain Dover entities conducting its upstream oil and gas energy business within Dover’s Energy segment, including an allocated portion of Dover’s corporate costs. Our financial statements have been presented as if such businesses had been combined for all periods prior to the Separation. These pre-Separation combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented prior to the Separation, and consequently may not reflect our results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Apergy.

About Non-GAAP Measures

This news release presents information about Apergy’s adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, adjusted diluted earnings per share attributable to Apergy, free cash flow, and free cash flow conversion ratio which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Reconciliations of GAAP to Non-GAAP Financial Measures included in the accompanying financial tables for the reconciliation of each non-GAAP financial measure to its most directly comparable financial measure in accordance with GAAP.

Adjusted EBITDA and adjusted segment EBITDA are defined as, or as a result of, net income excluding income taxes, interest income and expense, depreciation and amortization expense, separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges. Adjusted EBITDA margin and adjusted segment EBITDA margin are defined as adjusted EBITDA and adjusted segment EBITDA, respectively, divided by revenue.

Adjusted net income attributable to Apergy and adjusted diluted earnings per share attributable to Apergy are defined as net income attributable to Apergy and earnings per share attributable to Apergy, respectively, excluding separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges.

Adjusted working capital is defined as accounts receivable, plus inventory, less accounts payable. We believe adjusted working capital provides a meaningful measure of our operational results by showing changes caused by revenue or our operational initiatives.

Free cash flow is defined as cash provided by operating activities minus capital expenditures. Free cash flow conversion ratio is defined as free cash flow divided by adjusted EBITDA.

References to net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share are exclusive of our non-controlling interests.

This news release also contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA and free cash flow conversion ratio. Due to the forward-looking nature of the aforementioned non-GAAP financial measure, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as net income and cash from operating activities. Accordingly, we are unable to present a quantitative reconciliation of such forward looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant. Management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Apergy’s overall financial performance.

These non-GAAP financial measures are included to help facilitate comparisons of Apergy’s operating performance across periods by excluding items that do not reflect the core operating results of our businesses. As such, Apergy’s management believes making available non-GAAP financial measures as a supplemental measurement to investors is useful because it allows investors to evaluate Apergy's performance using the same methodology and information used by Apergy management.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements

This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2018, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018
Revenue	$306,054	$301,691	$305,850	$607,745	$588,976
Cost of goods and services	196,285	196,142	202,171	392,427	391,682
Gross profit	109,769	105,549	103,679	215,318	197,294
Selling, general and administrative expense	66,642	65,335	65,671	131,977	125,168
Interest expense, net	10,057	10,474	6,062	20,531	6,229
Other expense, net	2,676	1,102	499	3,778	3,192
Income before income taxes	30,394	28,638	31,447	59,032	62,705
Provision for income taxes	6,544	6,069	9,372	12,613	16,436
Net income	23,850	22,569	22,075	46,419	46,269
Net income (loss) attributable to noncontrolling interest	71	282	(79)	353	63
Net income attributable to Apergy	$23,779	$22,287	$22,154	$46,066	$46,206

Earnings per share attributable to Apergy:
Basic	$0.31	$0.29	$0.29	$0.60	$0.60
Diluted	$0.31	$0.29	$0.28	$0.59	$0.59

Weighted-average shares outstanding:
Basic	77,425	77,363	77,340	77,394	77,340
Diluted	77,632	77,640	77,770	77,636	77,904

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,
(in thousands)	2019	2019	2018	2019	2018
Segment revenue:
Production & Automation Technologies	$235,703	$224,156	$240,608	$459,859	$454,503
Drilling Technologies	70,351	77,535	65,242	147,886	134,473
Total revenue	$306,054	$301,691	$305,850	$607,745	$588,976

Income before income taxes:
Segment operating profit:
Production & Automation Technologies	$20,919	$16,163	$23,225	$37,082	$33,097
Drilling Technologies	24,251	26,806	21,340	51,057	45,529
Total segment operating profit	45,170	42,969	44,565	88,139	78,626
Corporate expense and other (1)	4,719	3,857	7,056	8,576	9,692
Interest expense, net	10,057	10,474	6,062	20,531	6,229
Income before income taxes	$30,394	$28,638	$31,447	$59,032	$62,705

Bookings:
Production & Automation Technologies	$227,405	$219,465	$249,461	$446,870	$466,395
Book-to-bill ratio (2)	0.96	0.98	1.04	0.97	1.03
Drilling Technologies	$64,401	$78,586	$70,450	$142,987	$139,634
Book-to-bill ratio (2)	0.92	1.01	1.08	0.97	1.04
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$24,336	$41,832
Receivables, net	256,379	249,948
Inventories, net	234,254	218,319
Prepaid expenses and other current assets	14,576	20,211
Total current assets	529,545	530,310

Property, plant and equipment, net	250,573	244,328
Goodwill	905,885	904,985
Intangible assets, net	257,922	283,688
Other non-current assets	31,513	8,445
Total assets	1,975,438	1,971,756

Liabilities
Accounts payable	128,664	131,058
Other current liabilities	72,440	70,937
Total current liabilities	201,104	201,995

Long-term debt	613,301	666,108
Other long-term liabilities	129,296	122,126
Equity
Apergy Corporation stockholders’ equity	1,028,926	979,069
Noncontrolling interest	2,811	2,458
Total liabilities and equity	$1,975,438	$1,971,756

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash provided (required) by operating activities:
Net income	$46,419	$46,269
Depreciation	34,191	35,129
Amortization	25,873	26,330
Receivables	(6,115)	(53,496)
Inventories	(2,290)	(15,026)
Accounts payable	(1,506)	31,361
Leased assets	(30,999)	(26,342)
Other	(6,272)	14,488
Net cash provided by operating activities	59,301	58,713

Cash provided (required) by investing activities:
Capital expenditures	(22,688)	(28,938)
Proceeds from sale of fixed assets	2,475	62
Payment on sale of business	(2,194)	—
Purchase price adjustments on acquisition	—	53
Net cash required by investing activities	(22,407)	(28,823)

Cash provided (required) by financing activities:
Issuances of debt, net of discounts	4,000	713,963
Payment of debt issue costs	—	(15,851)
Repayment of long-term debt	(54,000)	—
Distributions to Dover Corporation, net	—	(716,126)
Other	(4,489)	(4,796)
Net cash required by financing activities	(54,489)	(22,810)

Effect of exchange rate changes on cash and cash equivalents	99	41

Net increase (decrease) in cash and cash equivalents	(17,496)	7,121
Cash and cash equivalents at beginning of period	41,832	23,712
Cash and cash equivalents at end of period	$24,336	$30,833

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,
(in thousands)	2019	2019	2018	2019	2018
Net income attributable to Apergy	$23,779	$22,287	$22,154	$46,066	$46,206
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	827	780	5,137	1,607	5,137
Royalty expense (2)	—	—	—	—	2,277
Restructuring and other related charges (3)	3,135	2,642	2,030	5,777	2,512
Tax impact of adjustments (4)	(941)	(813)	42	(1,754)	(613)
Adjusted net income attributable to Apergy	26,800	24,896	29,363	51,696	55,519
Tax impact of adjustments (4)	941	813	(42)	1,754	613
Net income (loss) attributable to noncontrolling interest	71	282	(79)	353	63
Depreciation and amortization	30,140	29,924	31,834	60,064	61,459
Provision for income taxes	6,544	6,069	9,372	12,613	16,436
Interest expense, net	10,057	10,474	6,062	20,531	6,229
Adjusted EBITDA	$74,553	$72,458	$76,510	$147,011	$140,319

Diluted earnings per share attributable to Apergy:
Reported	$0.31	$0.29	$0.28	$0.59	$0.59
Adjusted	$0.35	$0.32	$0.38	$0.67	$0.71
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)
Includes a $2.5 million loss during the three and six months ended June 30, 2019, related to the disposal of our pressure vessel manufacturing business in our Production & Automation Technologies segment. Includes a $1.7 million impairment during the three months ended March 31, 2019 and six months ended June 30, 2019 related to our pressure vessel manufacturing business.

(4)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent. Includes tax expense of $1.7 million during the three and six months ended June 30, 2018, associated with capital gains related to certain reorganizations of our subsidiaries as part of the Separation from Dover Corporation.

	Three months ended
	June 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$235,703	$70,351	$—	$306,054

Operating profit (loss) / income before income taxes, as reported	$20,919	$24,251	$(14,776)	$30,394
Depreciation and amortization	27,689	2,326	125	30,140
Separation and supplemental benefit costs (1)	—	—	827	827
Restructuring and other related charges (2)	3,135	—	—	3,135
Interest expense, net	—	—	10,057	10,057
Adjusted EBITDA	$51,743	$26,577	$(3,767)	$74,553

Operating profit margin, as reported	8.9%	34.5%		9.9%
Adjusted EBITDA margin	22.0%	37.8%		24.4%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Includes a $2.5 million loss on disposal of our pressure vessel manufacturing business.

	Three months ended
	March 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$224,156	$77,535	$—	$301,691

Operating profit (loss) / income before income taxes, as reported	$16,163	$26,806	$(14,331)	$28,638
Depreciation and amortization	27,293	2,509	122	29,924
Separation and supplemental benefit costs (1)	—	—	780	780
Restructuring and other related charges (2)	2,642	—	—	2,642
Interest expense, net	—	—	10,474	10,474
Adjusted EBITDA	$46,098	$29,315	$(2,955)	$72,458

Operating profit margin, as reported	7.2%	34.6%		9.5%
Adjusted EBITDA margin	20.6%	37.8%		24.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Includes a $1.7 million impairment related to our pressure vessel manufacturing business.

	Three months ended
	June 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$240,608	$65,242	$—	$305,850

Operating profit (loss) / income before income taxes, as reported	$23,225	$21,340	$(13,118)	$31,447
Depreciation and amortization	28,943	2,795	96	31,834
Separation and supplemental benefit costs (1)	—	—	5,137	5,137
Restructuring and other related charges	2,030	—	—	2,030
Interest expense, net	—	—	6,062	6,062
Adjusted EBITDA	$54,198	$24,135	$(1,823)	$76,510

Operating profit margin, as reported	9.7%	32.7%		10.3%
Adjusted EBITDA margin	22.5%	37.0%		25.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Six Months Ended
	June 30, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$459,859	$147,886	$—	$607,745

Operating profit (loss) / income before income taxes, as reported	$37,082	$51,057	$(29,107)	$59,032
Depreciation and amortization	54,982	4,835	247	60,064
Separation and supplemental benefit costs (1)	—	—	1,607	1,607
Restructuring and other related charges (2)	5,777	—	—	5,777
Interest expense, net	—	—	20,531	20,531
Adjusted EBITDA	$97,841	$55,892	$(6,722)	$147,011

Operating profit margin, as reported	8.1%	34.5%		9.7%
Adjusted EBITDA margin	21.3%	37.8%		24.2%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Includes a $2.5 million loss on disposal and $1.7 million impairment of our pressure vessel manufacturing business.

	Six Months Ended
	June 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$454,503	$134,473	$—	$588,976

Operating profit (loss) / income before income taxes, as reported	$33,097	$45,529	$(15,921)	$62,705
Depreciation and amortization	55,701	5,662	96	61,459
Separation and supplemental benefit costs (1)	—	—	5,137	5,137
Royalty expense (2)	2,277	—	—	2,277
Restructuring and other related charges	2,512	—	—	2,512
Interest expense, net	—	—	6,229	6,229
Adjusted EBITDA	$93,587	$51,191	$(4,459)	$140,319

Operating profit margin, as reported	7.3%	33.9%		10.6%
Adjusted EBITDA margin	20.6%	38.1%		23.8%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2) Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

Adjusted Working Capital

(in thousands)	June 30, 2019	December 31, 2018
Receivables, net	$256,379	$249,948
Inventories, net	234,254	218,319
Accounts payable	(128,664)	(131,058)
Adjusted working capital	$361,969	$337,209

Free Cash Flow

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,
(in thousands)	2019	2019	2018	2019	2018
Free Cash Flow
Cash provided by operating activities	$39,391	$19,910	$51,148	$59,301	$58,713
Less: Capital expenditures	(12,970)	(9,718)	(16,087)	(22,688)	(28,938)
Free cash flow	$26,421	$10,192	$35,061	$36,613	$29,775

Free Cash Flow Conversion Ratio
Free cash flow	$26,421	$10,192	$35,061	$36,613	$29,775
Adjusted EBITDA	74,553	72,458	76,510	147,011	140,319

Free cash flow conversion ratio	35%	14%	46%	25%	21%